August, 1997





Davis New York Venture Fund, Inc.
c/o Ms. Eileen R. Street
Davis Selected Advisers, L.P.
124 East Marcy Street
Santa Fe, NM 87501

     Re: Investment Company Act Rule 24f-2 Notice for Fiscal Year ended July 31, 1997

Dear Sir or Madam:

     We have examined such documents and records as we deem necessary to render this opinion, including your Articles of Incorporation.

     From such examination, we are of the opinion that Davis High Income
	 Fund, Inc.:

     1. Is legally organized and existing under the laws of the State of Maryland and was so organized and existing throughout the period in which the sales occurred of the subject shares; and

     2. Was authorized to issue the shares of its common stock sold throughout the period covered by the Notice.

     On the basis of our examination of all relevant documents, in our opinion, the shares of your common stock sold in the one-year period ended July 31, 1997 were part of your authorized, but unissued, shares of common stock which, when sold, were legally issued and, when issued and fully paid for in accordance with the terms of their offering, constituted fully paid and non-assessable shares of your outstanding common stock.

     We hereby consent to the use of this opinion as an exhibit to the above-referenced Notice.

                                              Very truly yours,

                                              D'ANCONA & PFLAUM

                                              By:  /s/ Sheldon R. Stein
                                                   _________________________
                                                   Sheldon R. Stein




SRS:sls